                                                                    EXHIBIT 99.1


FOR:         GUITAR CENTER, INC.

CONTACT:     Bruce Ross
             Chief Financial Officer
             (818) 735-8800

             MORGEN-WALKE ASSOCIATES:
             Investor Relations:       Leigh Parrish, Doug Sherk
             Media Relations:          Ashley Dyer, Ron Heckmann
             (415) 296-7383
             Wire Services:            Eric Gonzales
             (212) 850-5600


FOR IMMEDIATE RELEASE

     GUITAR CENTER REPORTS STRONG PRO FORMA NET INCOME INCREASE
     OF 29.5% FOR THE FOURTH QUARTER OF 2000 AND 50.1% FOR THE YEAR

Agoura Hills, California (Feb. 12, 2000) - Guitar Center, Inc. (Nasdaq NMS:
GTRC) today reported net income for the fourth quarter of 2000 increased 29.5% to $10.0 million, or $0.45 per diluted share. This compares to pro forma net income of $7.7 million, or $0.35 per diluted share, in the fourth quarter of 1999. Net income for the year ended December 31, 2000 increased 50.1% to $22.5 million, or $1.01 per diluted share, versus pro forma net income of $15.0 million, or $0.67 per diluted share, in 1999.

     As previously announced, net sales for the fourth quarter increased 24.5% to $240 million from $193 million in the same period last year. For the year ended December 31, 2000, net sales increased 26.7% to $786 million compared with $620 million for the same period in 1999.

     All historical amounts have been restated to include the results of Musician's Friend, Inc. which, was acquired on May 28, 1999 in a pooling of interests transaction. Pro forma adjustments to prior year results are described below.

     RETAIL STORE SALES REMAIN STRONG

     As reported on January 4, net sales from retail stores grew 21% to $198 million during the fourth quarter. Sales from new stores contributed $24 million, or 70% of the total increase. Fourth quarter comparable store sales increased 7%.

     Marty Albertson, president and co-chief executive officer of Guitar Center, said, "We continued to execute very well in our Guitar Center stores during the fourth quarter. Sales and inventory performance excelled as we continue to improve merchandise planning and allocation to the stores. Our retail store sales continued to be driven fairly equally across all categories. As we previously outlined, to counter softness in the retail industry and weather related impacts during the holiday season we employed aggressive advertising and marketing campaigns, which had an impact on our operating margin. Although our competition increased in 2000, we continue to believe we have gained market share and further solidified our leading position in the industry. Overall we remain very pleased with the strong growth in sales and the ongoing solid performance of our stores.

     "As planned, we opened the first new Guitar Center store of 2001 in Cherry Hill, New Jersey in January, increasing our presence in the Philadelphia market. We also opened a store in Rochester, New York on February 8th, which is our first in that market. We expect to open two additional stores during the first quarter in Tacoma, Washington and Indianapolis, Indiana."

     Fourth quarter gross margin for the retail stores, after buying and occupancy costs, was 26.0% compared with 26.7% in the fourth quarter of 1999. Roughly one third of the reduction in gross margin is due to occupancy costs resulting from the number of immature stores, one third to inventory shrink and one third to promotional activity. Selling, general and administrative expenses for the retail stores, inclusive of pre-opening costs and corporate general and administrative expenses, were impacted by additional advertising and marketing expenses in the fourth quarter, and increased to 18.7% as a percentage of sales compared with 18.2% in last year's fourth quarter.

     DIRECT RESPONSE CONTINUES GROWTH

     Net sales for the direct response division increased 45.4% to $42.7 million compared with $29.4 million in the same period in 1999. This increase resulted from a 121% increase in Internet sales, and a 17% increase in catalog sales in the fourth quarter.

     Larry Thomas, chairman and co-chief executive officer of Guitar Center, continued, "We completed many improvements to the front and back end of musiciansfriend.com, as well as to our product mix and marketing strategies for the Musician's Friend catalog and web site during the year. We continued to see the results of our efforts reflected in the strong sales in our direct response division during the fourth quarter. We also remained very pleased with the execution of logistics for the direct response division during the busy holiday season, which is reflected in our 87% initial fill rate. As many online retailers are shutting down, our Internet business has maintained a devoted customer base and strong track record in sales and earnings. We also remain very pleased with the continued growth in our catalog business in light of the explosive increase in Internet sales. We believe we are well positioned to increase our leadership position in this business."

     In the fourth quarter, gross margin for the direct response division was 32.7% compared to 29.8% in the fourth quarter of 1999, ahead of the Company's original expectations. The improvement is primarily due to improved selling margins, as well as enhancements to the web site and more targeted marketing. Selling, general and administrative expenses for the direct response division were 22.3% in the recently completed fourth quarter compared to 25.1% in the same period last year, reflecting the leveraging due to increased sales volume.

     BUSINESS OUTLOOK

     As previously discussed, Guitar Center expects to open four new stores during the first quarter of 2001, which is consistent with the Company's new store plan for the year. Based on fourth quarter and year-end results, as well as current business conditions, the Company continues to expect that first quarter 2001 earnings will be in the range of $0.19 to $0.21, as previously outlined in a Form 8-K filed by the Company in November 2000.

     The comments regarding the future financial performance in the immediately preceding paragraph constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934. This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption "Business Risks and Forward Looking Statements" below.

     TELECONFERENCE AND WEBCAST

     Guitar Center will host a conference call and audio Webcast today at 2:00 p.m. PST to discuss financial results for the fourth quarter and year ended December 31, 2000. To access the call, dial (800) 633-8680. The Webcast will be simultaneously available through a link on the Company's Web site www.guitarcenter.com and may also be accessed through Street Fusion at www.streetfusion.com. If you are unable to participate in the call live, a replay will be available through February 19, 2001. To access this service please dial (800) 633-8284 and enter the passcode "17788631."

     PRO FORMA DATA

     The Company has prepared certain pro forma data applicable to the fourth quarter and full year ended December 31, 1999. Results for financial reporting purposes are provided in the information attached to this release. The pro forma adjustments are to:

- eliminate transaction and store conversion costs related to the acquisition of Musician's Friend, Inc. in the second quarter of 1999;

- eliminate interest expense on related party indebtedness held by the former stockholders of Musician's Friend which was converted into common stock;

-    provide for a tax provision at an estimated statutory rate of 38%; and

- eliminate the one-time charge related to a change in accounting principle recorded in the first quarter of 2000 to make the present year's data comparable to same period in 1999.

     The change in accounting principle related to the requirement of AICPA Statement of Position 98-5 that, commencing January 1, 1999, all pre-opening costs be expensed as incurred. In connection with this change, a charge of $1,652,000 ($1,074,000 net of tax) was recorded in the first quarter of 1999 to write-off all previously deferred pre-opening costs.


                                                       Three months ended                      Year ended
                                                December 31,       December 31,        December 31,      December 31,
                                                    2000               1999                2000              1999
                                             ------------------- ------------------ ----------------- ------------------
                                                                (in thousands, except per share amounts)
Operating income                                       $ 18,968           $ 14,828          $ 48,224           $ 30,194
Add back transaction and conversion
  Costs (a)                                                   0                505                 0              4,674
                                             ------------------- ------------------ ----------------- ------------------
Pro forma operating income                               18,968             15,333            48,224             34,868
Pro forma interest expense (b)                            3,276              2,861            12,466             10,734
                                             ------------------- ------------------ ----------------- ------------------
Pro forma income before income tax                       15,692             12,472            35,758             24,134
Pro forma income taxes (c)                                5,677              4,739            13,304              9,171
                                             ------------------- ------------------ ----------------- ------------------
Pro forma net income                                   $ 10,015            $ 7,733          $ 22,454           $ 14,963
                                             =================== ================== ================= ==================
Weighted average shares
  Outstanding (diluted)                                  22,288             22,023            22,247             22,309
Adjusted pro forma net income
  per share (diluted)                                  $   0.45            $  0.35          $   1.01           $   0.67
                                             =================== ================== ================= ==================


(a) Transaction and store conversion costs relate to the acquisition of Musician's Friend, Inc. in a pooling of interest during the second quarter of 1999 and principally include financial advisory fees, legal and accounting fees, and a severance accrual for a former Musician's Friend, Inc. executive.

(b) Pro forma interest expense reflects an adjustment to eliminate interest on related party indebtedness held by the former stockholders of Musician's Friend which was converted into common stock immediately prior to closing.

(c) Pro forma income taxes reflects an estimated statutory provision of 38% for income taxes in 1999.

     ABOUT GUITAR CENTER.

     Guitar Center is the nation's leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment. The Company presently operates 81 stores in 42 major markets and 4 stores in secondary markets across the U.S. Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through its wholly owned subsidiary, Musician's Friend, Inc., and its catalog and Web site, www.musiciansfriend.com. More information on Guitar Center can be found by visiting the Company's Web site at www.guitarcenter.com.

     BUSINESS RISKS AND FORWARD LOOKING STATEMENTS

     This press release contains forward-looking statements relating to results deemed to be achievable by management in the first quarter of 2001, new stores Guitar Center expects to open in 2001, trends in gross margin, anticipated promotional activity, and comparative stores sales performance, growth in the Internet business and other factors affecting growth in sales and earnings. Statements regarding new store openings are based largely on the Company's current expectations and are necessarily subject to associated business risks related to, among other things, the timely construction, staffing and merchandising of those stores and other matters, some of which are outside of the Company's control. The catalog and Internet businesses were only recently acquired by Guitar Center and continue to be subject to significant fluctuations due to the growth of both businesses and the adaptation of new selling techniques, including third-party credit.

     Sales and earnings trends are also affected by many other factors including, among others, general economic conditions, the effectiveness of the Company's promotion and merchandising strategies, and competitive factors applicable to Guitar Center's retail and direct response markets. In light of these risks, there can be no assurance that the forward-looking statements contained in this press release will in fact be realized. The statements made by the Company above represent its views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Guitar Center does not presently intend to update these statements prior to its next quarterly earnings release and undertakes no duty to any person to effect any such update under any circumstances.

     For a further discussion of risks associated with the Company's business, please see the discussion under the caption "Risks Related to the Business" in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

                                 (Tables Follow)

                                      GUITAR CENTER, INC. AND SUBSIDIARIES
                                          CONSOLIDATED BALANCE SHEETS
                                     (In thousands, except per share data)

                                                                     DECEMBER 31,            DECEMBER 31,
                                                                         2000                    1999
                                                                  ---------------          ----------------
ASSETS
Current assets:
   Cash and cash equivalents                                           $  12,934               $    6,773
   Accounts receivable, less allowance for doubtful
       Accounts $834 (2000) and $1,143 (1999)                             20,490                   14,127
   Merchandise inventory, net                                            199,287                  160,571
   Prepaid expenses and deposits                                           5,148                    3,388
   Deferred income tax                                                     5,931                   11,918
                                                                      ----------               ----------
Total current assets                                                     243,790                  196,777

Property and equipment, net                                               65,861                   58,174
Deferred income tax                                                            -                      555
Goodwill, net of accumulated amortization of
   $884 (2000) and $665 (1999)                                             5,367                    4,448
Deposits and other assets, non-current                                    10,551                    6,897
                                                                      ----------               ----------
                                                                       $ 325,569               $  266,851
                                                                      ==========               ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                    $  72,301               $   41,133
   Accrued expenses and other current liabilities                         30,580                   23,446
   Merchandise advances                                                   10,512                    8,455
   Revolving line of credit                                               35,868                   42,770
   Current portion of long-term debt                                         495                      437
                                                                      ----------               ----------
Total current liabilities                                                149,756                  116,241

Other long-term liabilities                                                2,770                    2,070
Deferred tax liability                                                     2,160                        -
Long-term debt                                                            67,420                   68,221
                                                                      ----------               ----------
Total liabilities                                                        222,106                  186,532

Stockholders' equity:
   Preferred Stock; authorized 5,000 shares at
      December 31, 2000 and December 31, 1999,
      None issued and outstanding                                              -                        -
   Common Stock, $0.01 par value per share,
      Authorized 55,000 shares, issued and outstanding
      22,087 at December 31, 2000 and
      22,023 at December 31, 1999, respectively                              221                      221
   Additional paid in capital                                            244,693                  244,003
   Accumulated deficit                                                  (141,451)                (163,905)
                                                                      ----------               ----------
       Total stockholders' equity                                        103,463                   80,319
                                                                      ----------               ----------
                                                                       $ 325,569               $  266,851
                                                                      ==========               ==========

                                    GUITAR CENTER, INC. AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF INCOME
                                                (in thousands)


                                                            THREE MONTHS ENDED
                                                DECEMBER 31, 2000            DECEMBER 31, 1999
                                                -----------------            -----------------
Net sales                                          $ 240,272                  $ 192,939
Cost of goods sold, buying and occupancy             174,843                    140,531
                                                   ---------                  ---------
Gross profit                                          65,429                     52,408

Selling, general and administrative expenses          46,461                     37,075
Transaction and conversion costs                           -                        505
                                                   ---------                  ---------
Operating income                                      18,968                     14,828

Interest expense, net                                  3,276                      2,861
                                                   ---------                  ---------
Income before income taxes                            15,692                     11,697
Income taxes (benefit)                                 5,677                     (2,490)
                                                   ---------                  ---------
Net income                                         $  10,015                  $  14,457
                                                   =========                  =========
Net income per share
     Basic                                         $    0.45                  $    0.66
                                                   =========                  =========
     Diluted                                       $    0.45                  $    0.66
                                                   =========                  =========
Weighted average shares outstanding
     Basic                                            22,089                     22,023
                                                   =========                  =========
     Diluted                                          22,288                     22,023
                                                   =========                  =========

                                 GUITAR CENTER, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF INCOME
                                            (in thousands)



                                                                   YEAR ENDED
                                                   DECEMBER 31, 2000           DECEMBER 31, 1999
                                                   -----------------           -----------------
Net sales                                             $ 785,671                $ 620,081
Cost of goods sold, buying and occupancy                580,749                  456,797
                                                      ---------                ---------
Gross profit                                            204,922                  163,284

Selling, general and administrative expenses            156,698                  128,416
Transaction and conversion costs                              -                    4,674
                                                      ---------                ---------
Operating income                                         48,224                   30,194


Interest expense, net                                    12,466                   10,734
Interest expense to related parties                           -                      501
                                                      ---------                ---------

Income before income taxes and cumulative
  effect of a change in accounting principle             35,758                   18,959

Income taxes (benefit)                                   13,304                     (391)
                                                      ---------                ---------
Income before cumulative effect of a change in
   accounting principle                                  22,454                   19,350

Cumulative effect of change in accounting
   principle to write-off pre-opening costs, net
   of tax of $578                                             -                    1,074
                                                      ---------                ---------

Net income                                            $  22,454                $  18,276
                                                      =========                =========

Net income per share
     Basic
        Income before cumulative effect of a
         change in accounting principle               $    1.02                $    0.88
       Cumulative effect of change in accounting
         principle to write-off pre-opening costs,
         net of tax                                           -                    (0.05)
                                                      ---------                ---------
              Net income                              $    1.02                $    0.83
                                                      =========                =========
     Diluted
        Income before cumulative effect of a
         change in accounting principle               $    1.01                $    0.87
       Cumulative effect of change in accounting
           principle to write-off pre-opening costs           -                    (0.05)
                                                      ---------                ---------
              Net income                              $    1.01                $    0.82
                                                      =========                =========

Weighted average shares outstanding
     Basic                                               22,047                   22,020
                                                      =========                =========
     Diluted                                             22,247                   22,309
                                                      =========                =========
